EXHIBIT 10.55

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of August 30, 2013, is made by and between Sanomedics International Holdings, Inc., a Delaware corporation (“Parent”), Anovent, Inc., a Florida corporation (“Buyer”), Prime Time Medical, Inc., a Florida corporation, having an address at 7201 Bryan Dairy Rd, Largo, FL 33777 (the “Company”), and Mark R. Miklos, having an address at 3647 Dr. Martin Luther King Jr. Street, St. Petersburg, FL 33704 ("Executive").

W I T N E S E T H:

WHEREAS, the Company, the Executive, Parent and Buyer have entered into a stock purchase agreement (the “Purchase Agreement”) as of the date hereof whereby the Buyer will acquire from the Executive all of the issued and outstanding equity of the Company;

WHEREAS, Parent owns all of the equity of Buyer, which will own all of the equity of the Company immediately following the closing of the Purchase Agreement;

WHEREAS, Pursuant to the terms of the Purchase Agreement, the Company will, upon the consummation of the transactions contemplated by the Purchase Agreement, employ the Executive, and the Executive desires to accept such employment, on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, it is hereby agreed as follows:

1. Employment.  The Company hereby agrees to engage the services of the Executive on a full-time basis, and the Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. Term.  Subject to the provisions of Sections 7 and 8 hereof, the term of the Executive's employment under this Agreement shall commence on the date hereof and shall end two (2) years from the date hereof (herein, the "Term").  The Term shall be automatically renewed for additional one (1) year periods, unless one party provides to the other party written notice, at least sixty (60) days prior to the expiration of the Term, that the Term shall not be renewed.

3. Position and duties.  (a) The Executive shall serve as General Manager and Director of Business Development for the Company. In addition the Executive shall be required to serve on the Mergers and Acquisitions team for the Parent and as reasonably requested by the Board of Directors of the Company (the “Board”). The Executive shall have such duties as from time to time may be reasonably prescribed by the Board consistent with Executive’s titles including developing and implementing strategies to increase revenues and net profits of the Company.

(b)           During the Term, the Executive shall perform and discharge the duties that may be assigned to him by the Board from time to time in accordance with this Agreement, and the Executive shall devote his best talents, efforts and abilities to the performance of his duties hereunder.

(c)           During the Term, the Executive shall perform his duties hereunder on a substantially full-time basis and shall be employed exclusively by the Company. The Executive shall, at all times during the Term and any extension thereof, discharge his duties in consultation with, and under the supervision of the Board.

4. Compensation.

(a)           Base Salary.  Commencing on the date of this Agreement, the Executive's initial salary shall be: (i) $100,000.00 per annum in the first year of this Agreement; (ii) $125,000 per annum in the second year of this Agreement; and (iii) as determined by the Board in subsequent years of this Agreement, if any (the “Base Salary”).  The Base Salary shall be payable semi-monthly in accordance with the customary payroll practices of the Company, and shall be subject to such increases or bonuses as the Board shall authorize in its discretion.

(b)           Bonus.  During the Term, the Executive may be entitled to an annual bonus of up to Two Hundred Fifty Thousand Dollars ($250,000) (the “Cash Bonus”) as set forth herein.  The Cash Bonus, if any, shall be equal to ten percent (10%) of any increase of EBITDA of the Company (as defined and as determined by the Purchase Agreement) from year to year in excess of Two Hundred Fifty Thousand Dollars ($250,000). Thus by way of example, if EBITDA for the fiscal year ended December 31, 2012 is $3,000,000 and EBITDA for the fiscal year ended December 31, 2013 is $4,000,000, the Executive shall be entitled to $75,000.00 (4,000,000 – 3,000,000 – 250,000 * 0.10).  At the option of the Board, fifty percent (50%) of the Cash Bonus may be paid in shares of the common stock of Parent provided such shares have been registered with the SEC on Form S-8 and are freely tradable.  The shares of common stock of Parent shall be valued at the price per share offered in the most recent private placement of shares of common stock of Parent; or if there has been no private placement of shares of common stock of the Company within six (6) months of payment of such Cash Bonus; the price per share shall equal the exercise price included within the option granted by the Company to an officer of Parent which is most recent to the payment of such Cash Bonus.

(c)           Expenses.  The Company shall pay or reimburse the Executive for all reasonable and necessary approved (if required by the next sentence) expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, upon presentation of such supporting documentation as the Company may reasonably require. Any expenses individually or in the aggregate equal to or greater than $5,000 require prior written consent from Parent management.

5. Benefit Plans During the Term, the Company shall provide to the Executive all benefits which the Company provided to Executive immediately prior to the date hereof, including but not limited to health, medical and participation in the stock option plan of the Parent; provided that notwithstanding the forgoing, the Company shall provide to the Executive:

(a)           Life and disability insurance with monthly premiums of $812.23 per month;

(b)           An automobile allowance of $613.28 per month; and

(c)           Health insurance for Executive and his family on the same terms as provided to Executive by the Company immediately prior to the date hereof.

6. Vacations.  The Executive shall be entitled to: (a) four (4) weeks of paid vacation for each calendar year of the Term.  The Executive shall be entitled to a pro rata portion of vacation for any portion of the Term that is less than a full calendar year.  Unused vacation for one year may not be carried over to the next successive year, but a pro rata portion of such unused vacation shall be paid out to the Executive within 45 days after the end of the respective calendar year.

7. Termination.  The employment of the Executive may be terminated prior to the expiration of the Term in the manner described in this Section 7, in which event the Executive's obligations under Sections 9, 10 and 11 shall continue, except as provided herein.

(a)           Termination by the Company For Good Cause.  The Company shall have the right to terminate the employment of the Executive for “Good Cause” (as defined below) by written notice to the Executive specifying the particulars of the conduct of the Executive forming the basis for such termination.

(b)           Termination Without Good Cause.  The Executive's employment hereunder and this Agreement may be terminated by either party upon presentation of written notice (in accordance with Section 17) to the other party no less than thirty (30) days' prior to such termination.

(c)           Termination upon Death.  The employment of the Executive hereunder shall terminate immediately upon his death.

(d)           The Company's Options upon Disability.  If the Executive becomes physically or mentally disabled during the Term so that he is unable to perform the services required of him pursuant to this Agreement for a period of three (3) successive months, or an aggregate of three (3) months in any twelve-month period (the "Disability Period"), the Company shall have the option, in its discretion but only for so long as the Executive remains disabled, by giving written notice thereof, either to (A) terminate the Executive's employment hereunder; or (B) continue the employment of the Executive hereunder upon all the terms and conditions set forth herein.

(e)           Termination Date.  Any notice of termination given pursuant to the provisions of this Agreement shall specify therein the effective date of termination (the "Termination Date") and the reasons for such termination (including the provision of this Agreement on which the Company is basing such termination).

(f)           Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)           Termination for “Good Cause” shall mean termination because of (A) any act or omission which constitutes a material breach of this Agreement or the material failure or willful refusal of the Executive to perform any of his material duties, provided, however, that if such breach or failure to perform his duties is of such a nature that it may be cured, the Executive shall have ten (10) days to cure such breach or failure to perform his duties; (B) the Executive's conviction of a crime which constitutes a felony under applicable law, or a plea of guilty or nolo contendere with respect thereto; (C) the commission by the Executive of any dishonest, wrongful or grossly negligent act of the Executive involving fraud, intentional misrepresentation or moral turpitude, or any act or omission by the Executive that is materially injurious to the business or reputation of the Company; (D) any violation of the provisions of Sections 9, 10 or 11 hereof; or (E) the reasonable determination by a licensed medical professional mutually agreed upon by the Company and the Executive that the Executive is dependent upon a controlled substance which either has: (1) not been prescribed by a licensed medical professional; or (2) been prescribed by a licensed medical professional but the dosages taken by the Executive exceed that prescribed by such licensed medical professional.

                                             (ii)           "Person" means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, court or government (or political subdivision or agency thereof).

8. Obligations of the Company upon Termination.  Notwithstanding anything in this Agreement to the contrary, the Company’s obligations upon termination of the Executive’s employment shall be as described in this Section 8, and the Executive shall not be entitled to any payment or benefit unless specifically set forth herein.

(a)           Obligations of the Company in Case of Termination for Death or for Good Cause.  Upon termination of the Executive’s employment upon death or for Good Cause, the Company shall have no payment obligations under this Agreement to the Executive, except for: (i) the payment, within thirty (30) days of the Termination Date (or such shorter period as may be prescribed by law), of any accrued and unpaid Base Salary;  (ii) the reimbursement of any unreimbursed expenses owed to the Executive through the Termination Date; and (iii) the payment, within the time period specified in Section 4, of any Cash Bonus payable pursuant to Section 4(b) prior to the Termination Date and any Cash Bonus for the year in which the termination occurs paid and calculated pro rata through the Termination Date.

(b)           Obligations of the Company in the Case of Termination Without Good Cause.  Upon termination of Executive’s employment by the Company without Good Cause, the Company shall pay to the Executive: (i) the Base Salary for the greater of (X) six (6) months following the Termination Date and (Y) the remainder of the Term (the “Severance Period”); and (ii) any accrued and unpaid Base Salary through the Termination Date; (iii) the reimbursement of any unreimbursed expenses owed to the Executive through the Termination Date; and (iv) within the time period specified in Section 4, any Cash Bonus payable pursuant to Section 4(b) prior to the Termination Date and any Cash Bonus for the year in which the termination occurs paid and calculated pro rata through the Termination Date. Additionally, if Executive’s employment is terminated by the Company without Good Cause prior to June 30, 2014, 2013 EBITDA and 2014 EBITDA shall be deemed to have exceeded $975,000 for purposes of the EBITDA adjustment contemplated by Promissory Note B, as such terms are defined in the Purchase Agreement, and if Executive’s employment is terminated by the Company without Good Cause prior to June 30, 2014, 2014 EBITDA shall be deemed to have exceeded $975,000 for purposes of the EBITDA adjustment contemplated by Promissory Note B.

(c)           Obligations of the Company in the Case of Termination for Disability.  Upon termination of Executive’s employment by the Company for Disability in accordance with Section 7(d), the Company shall pay to the Executive: (i) for the 120 day period following the Termination Date, the Base Salary; (ii) any accrued and unpaid Base Salary through the Termination Date; (iii) the reimbursement of any unreimbursed expenses owed to the Executive through the Termination Date; and (iv) within the time period specified in Section 4, any Cash Bonus payable pursuant to Section 4(b) prior to the Termination Date and any Cash Bonus for the year in which the termination occurs paid and calculated pro rata through the Termination Date.

9. Trade Secrets; Confidentiality.  (a)  The Executive recognizes and acknowledges that, in connection with his employment with the Company, he has had and will continue to have access to valuable trade secrets and confidential information of the Company and its affiliates including, but not limited to, trade secrets and confidential technical information, processes, computer programs, code, algorithms, formulas, methods, ideas, test data, know-how, functional and technical specifications, designs, drawings, passwords, analysis, research, business plans, marketing, sales and pricing strategies, customer lists and all other information which if disclosed to a third party outside the ordinary course of business could adversely affect a competitive advantage of the Company (collectively, "Confidential Information") and that such Confidential Information is being made available to the Executive only in connection with the furtherance of his employment with the Company.  The Executive agrees that during the Term and for a period of five (5) years thereafter, he shall not disclose any of such Confidential Information to any Person, except that disclosure of Confidential Information will be permitted:  (i) to the Company, its affiliates and their respective employees or consultants; (ii) if such Confidential Information has previously become available to the public through no fault of the Executive; (iii) if such Confidential Information is independently developed by the Executive without access to such Confidential Information; (iv) if required by any court or governmental agency or body or is otherwise required by law; or (v) if expressly consented to by the Company.

(b)           Other Confidentiality Obligations. Executive acknowledges that the Company may, from time to time, have agreements with other persons or entities or with the U.S. Government or governments of other countries, or agencies thereof, which impose confidentiality obligations or other restrictions on the Company.  Executive shall be bound by all such obligations and restrictions and shall take all actions necessary to discharge the obligations of Company thereunder, including, without limitation, signing any confidentiality or other agreements required by such third parties.  This Section 9(b) shall remain in effect in perpetuity.

10. Restrictive Covenants

(a)           Non-Solicitation.  During the Term and for a period of two (2) years immediately following the termination of the Executive's employment (the “Restricted Period”), the Executive agrees that neither he nor any other Person acting on behalf of the Executive will, either directly or indirectly, for any reason whatsoever, solicit business from any Person with whom he has negotiated or contacted on behalf of the Company, if such negotiation or contact proceeded to the stage that he submitted any Company bid or contract to such Person or gave such Person access to any of the Company's Confidential Information, for the purpose or with the intent of competing with the Company.  This Section 10(a) shall not prevent the Executive from providing his services, provided that he adheres to this restrictive covenant.  During the Term, and the Restricted Period, the Executive agrees that he will not directly or indirectly solicit any employee, subcontractor or agent of the Company or any affiliate thereof who was an employee, subcontractor or agent of the Company or any affiliate thereof at any time within the twenty four (24) month period immediately prior thereto or encourage an employee, subcontractor or agent of the Company or any affiliate thereof to terminate such employment, contractual or agency relationship.

(b)           Non-Compete.  The Executive acknowledges that during his employment with the Company, he will become familiar with trade secrets and other confidential information concerning the Company and its business, and that his services have been and will be of special, unique and extraordinary value to the Company.  Therefore, the Executive agrees that, during the Term and the Restricted Period, he will not directly or indirectly own, manage, control, participate in (at a Board level or otherwise), consult with, render services for, or in any other manner engage in any business, or as an investor in or lender to any business (in each case including, without limitation, on his own behalf or on behalf of another entity) which is in the business of providing or selling any products that have any product code (including any successor codes) ever sold by the Company. Nothing in this Section 10 will prohibit the Executive from being a passive owner of less than 3% of the outstanding stock of a corporation engaged in a competing business as described above of any class which is publicly traded, so long as the Executive has no direct or indirect participation in the business of such corporation.

(c)           The Executive acknowledges and agrees that the restrictive covenants set forth in this Section 10 (the "Restrictive Covenants") are reasonable and valid in geographical and temporal scope and in all other respects.  In addition, the Executive acknowledges and agrees that the consideration paid by the Parent to the Executive in connection with the Purchase Agreement, include payments for the Executive to adhere to these Restrictive Covenants; and that Parent would not have consummated the transactions contemplated by the Purchase Agreement without the inclusion of the Restrictive Covenants contained in this Agreement.  If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect, without regard to the invalid or unenforceable parts.

(d)           If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable for any reason, such court shall have the power to modify such Restrictive Covenants or any part thereof and, in its modified form, such Restrictive Covenants shall then be valid and enforceable.

(e)           Notwithstanding anything to the contrary, if the Company terminates Executive without Good Cause and as of the Termination Date Executive has not received at least $1,400,000 of the Purchase Price payable pursuant to the Purchase Agreement in the form of cash (consisting of the Closing cash proceeds plus the release of the Escrow Amount, if any, plus the repayment of principal, if any, under the Short Term Promissory Note, Promissory Notes A or Promissory Note B (as defined in the Purchase Agreement) through the Termination Date, all of the restrictions contained in this Section 10 shall immediately terminate and be of no further force or effect, and such termination shall be deemed an Event of Default under all of such promissory notes. Furthermore, if an Event of Default occurs under any of such Promissory Notes or the Company breaches this Agreement and such breach continues for more than ten (10) days after Executive has notified the Company of the breach, such an Event of Default or breach, as applicable, shall constitute good reason for Executive to terminate this Agreement, in which event, if Executive chooses to terminate his employment with the Company, and if on the Termination Date Executive has not received at least $1,400,000 of the Purchase Price payable pursuant to the Purchase Agreement in the form of cash (consisting of the Closing cash proceeds plus the release of the Escrow Amount, if any, plus the repayment of principal, if any, under the Short Term Promissory Note, Promissory Notes A or Promissory Note B (as defined in the Purchase Agreement) through the Termination Date, all of the restrictions contained in this Section 10 shall immediately terminate and be of no further force or effect.

11. Work for Hire.

(a)           Ownership, Assignment.  Executive hereby acknowledges and agrees that:  (i) as between the Company and Executive, the Company is the exclusive owner of all Confidential Information; and (ii) all Executive Work Product subject to copyright protection shall be deemed “work made for hire” under the Federal copyright laws (17 U.S.C. Section 101) and is owned exclusively by Company.  To the extent that title to any Executive Work Product subject to copyright protection does not constitute a “work made for hire,” and to the extent title to any other Executive Work Product does not, by operation of law or otherwise, vest in Company, all rights, title, and interests therein, including, without limitation, all copyrights, patents and trade secrets, all right, title and interest in and to all Executive Work Product is hereby irrevocably assigned to Company.  Without any additional compensation, Executive shall assist Company in obtaining patents and/or copyrights on all Executive Work Product deemed to be patentable or copyrightable by Company and shall execute all documents necessary to vest Company with full and exclusive title thereto.  Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents, as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf, and to execute and file any documents and to do all other lawfully permitted acts to further the purposes of this paragraph (a) with the same legal force and effect as if executed by Executive.

(b)           Definition of Executive Work Product.  “Executive Work Product” means all Confidential Information created, developed, prepared or conceived of by or for Executive, whether individually or jointly with others, during the period Executive provides services to Company which relates in any manner to the services rendered by Executive to Company.

12. Equitable Relief.  In the event of a breach or threatened breach by  any party hereto of any of the covenants contained in this Agreement, the other party shall be entitled to a temporary restraining order, a preliminary injunction and/or a permanent injunction restraining the breaching party from breaching or continuing to breach any of said covenants.  Nothing herein contained shall be construed as prohibiting any party from pursuing any other remedies that may be available to it for such breach or threatened breach, including the recovering of damages.

13. Market “Stand-Off” Agreement.  Executive agrees, if requested by an underwriter or placement agent of the Company, that he will not sell, pledge or otherwise dispose of any securities beneficially owned by him in the Company for a period not to exceed 180 days following the effective date of a Registration Statement filed by the Company with the Securities and Exchange Commission in connection with an initial public offering of the Company’s stock or the closing of a private placement, as the case may be, provided, however, that Executive shall only be required to enter into a written stand-off agreement to the extent and on the same terms and conditions as the other executives of the Company are required to do so.  The Company may impose stop-transfer instructions with respect to the securities of the Executive subject to the foregoing restriction until the end of the stand-off period.

14. Severability.  Should any provision of this Agreement be held, by a court of competent jurisdiction, to be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid or unenforceable, and this Agreement and each individual provision hereof shall be enforceable and valid to the fullest extent permitted by law.

15. Successors and Assigns.  This Agreement and all rights under this Agreement are personal to the Executive and may not be assigned by the Executive.  All of the Executive's rights under the Agreement shall inure to the benefit of his heirs, personal representatives, designees or other legal representatives, as the case may be.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

16. Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Florida without regard to the conflicts of laws rules thereof.

17. Notices.  All notices, requests and demands given to or made upon the respective parties hereto shall be deemed to have been given or made three (3) business days after the date of mailing when mailed by registered or certified mail, postage prepaid, or on the date of delivery if delivered by hand, or one business day after the date of delivery by Federal Express or similar overnight delivery service, addressed to the parties at their addresses set forth below or to such other addresses furnished by notice given in accordance with this Section 17:  (a) if the Company, to Prime Time Medical, Inc. , 444 Brickell Avenue, Suite 415 Miami FL 33131, Attention: Keith Houlihan; and (b) if to the Executive, to Mark R. Miklos, at the address set forth in the preamble to this Agreement.

18. Withholding.  All payments required to be made by the Company to the Executive under this Agreement shall be subject to withholding taxes, social security and other payroll deductions in accordance with the Company's policies applicable to employees of the Company at the Executive's level and the provisions of any of the Company’s benefit plans.

19. Entire Agreement.  This Agreement (including its exhibits) supersedes any prior contracts, understandings, discussions and agreements relating to employment between the Executive and the Company and constitutes the entire agreement between the parties with respect to the subject matter hereof.  No statement, representation, warranty or covenant has been made by either party with respect to the subject matter hereof except as expressly set forth herein.

20. Modification; Waiver.  This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the majority of the Board and the Executive or in the case of a waiver, by the party against whom the waiver is to be effective.  Any such waiver shall be effective only to the extent specifically set forth in such writing.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

21. Mutual Representations.  (a)  The Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and (ii) does not require the consent of any Person.

(b)           The Company represents and warrants to the Executive that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which it is a party or by which it is bound and (ii) does not require the consent of any Person.

(c)           Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms.

22. Headings.  The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or control or affect the meaning or construction of this Agreement.

23. Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

24.  Joinder. Parent and Buyer unconditionally jointly and severally guarantee, as a primary obligors and not merely as a sureties, the due and punctual performance of all covenants, agreements, obligations and liabilities of the Company under or pursuant to this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed in its corporate name by one of its officers duly authorized to enter into and execute this Agreement, and the Executive has manually signed his name hereto, all as of the day and year first above written.

ANOVENT, INC.

	By:	/s/ Keith Houlihan
Witness		Keith Houlihan
President

PRIME TIME MEDICAL, INC.

	By:	/s/ Keith Houlihan
Witness		Keith Houlihan
President

SANOMEDICS INTERNATIONAL HOLDINGS, INC.

	By:	/s/ Keith Houlihan
Witness		Keith Houlihan
President

EXECUTIVE

	By:	/s/ Mark R. Miklos
Witness		Mark R. Miklos